Exhibit 10.1

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is made by and between MELISSA PAYNER-GREGOR (“Employee”) and DESTINATION MATERNITY CORPORATION (the “Company”).

WHEREAS, Employee has decided to resign from the position of Interim Chief Executive Officer effective at the close of business on June 1, 2018 (the “Effective Time”); and

WHEREAS, in recognition of Employee’s service to the Company and to obtain a release from Employee, the Company, subject to Employee’s execution and non-revocation of this Release, has agreed to pay Employee a certain sum upon her resignation pursuant to the Letter Agreement by and between the Company and Employee dated January 3, 2018 (the “Agreement”), certain benefits pursuant to a COBRA Continuation Coverage Letter Agreement by and between the Company and Employee dated March 22, 2018 (the “COBRA Agreement”), and certain additional amounts as set forth herein.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Resignation and Consideration.

1.1.    Employee hereby resigns as an officer of the Company and each of its subsidiaries and affiliates, in each case, effective as of the Effective Time.

1.2.    Employee’s employment as interim Chief Executive Officer of the Company is hereby terminated effective as of the Effective Time.

1.3.    The Company will, in exchange for and contingent upon Employee’s execution and non-revocation of this Release, provide Employee with: (a) a lump sum payment of the $50,000 bonus (as set forth in the Section of the Agreement entitled “Bonus”) payable upon termination of Employee’s employment by the Company, which shall be paid as soon as practicable following the date on which the Release becomes effective; (b) continuation of Employee’s base salary at the current rate through and including June 1, 2018, such payments to be paid in accordance with the Company’s normal payroll practices; ; (c) reimbursement of all of Employee’s business expenses incurred on or before June 1, 2018, in accordance with the Company’s expense reimbursement policy for senior executives; and (d) certain benefits as described in the COBRA Agreement.

1.4.    Employee acknowledges that: (i) the payments, rights and benefits set forth in Section 1.3 above constitute full settlement of all her rights under the Agreement, (ii) she has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of her execution and non-revocation of this Release, the payments specified in Section 1.3(a), 1.3 (b), and 1.3(c) above would not be provided to her.

2.    Employee’s Release.

2.1.    Employee hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.    Employee expressly represents that she has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that she has not assigned any claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3.    The foregoing will not be deemed to release the Company from (a) claims solely to enforce Section 1.3 of the Release, (b) claims for benefits (not including severance benefits), if any, under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for indemnification under the Company’s By-Laws or policies of insurance.

3.    Company Release.

3.1.    The Company hereby fully and forever releases and discharges Employee and her executors, administrators and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s service to the Company or the termination thereof.

3.2.    The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Employee and that it has not assigned any claim against Employee. The Company further promises not to initiate a lawsuit or to bring any other claim against Employee arising out of or in any way related to Employee’s service to the Company or the termination thereof.

3.3.    The foregoing will not be deemed to release Employee from claims (a) arising from acts or omissions by Employee prior to the Effective Time that would constitute a crime or willful misconduct or (b) that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Board of Directors prior to the date hereof upon reasonable inquiry).

4.    Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this Section, regardless of the content of such disclosure or the nature of such action.

5.    Disclosures. Employee and the Company agree that nothing in this Agreement prevents or prohibits Employee from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

6.    Cooperation. Employee further agrees that, subject to reimbursement of her reasonable expenses, she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during her employment with the Company. Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Employee’s cooperation under this Section so as not to unduly interfere with her other personal and professional commitments.

7.    Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee: to the address in the Company’s personal file.

If to Company:

Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, New Jersey 08057

Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

8.    Rescission Right. Employee expressly acknowledges and recites that (a) she has read and understands the terms of this Release in its entirety, (b) she has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) she was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) she is provided 7 calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Employee may revoke this Release during those 7 days by providing written notice of revocation to the Company at the address specified in Section 7 herein.

9.    Challenge. If Employee violates or challenges the enforceability of this Release, no further payments, rights or benefits under Section 1.3 of the Release (or under the Section of the Agreement entitled “Bonus”) will be due to Employee.

10.    Miscellaneous.

10.1.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

10.2.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.3.    Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

10.4.    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

10.5.    Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case on the date indicated below, respectively.

DESTINATION MATERNITY CORPORATION

By:	/s/ David Stern

Name & Title:	David Stern, Executive Vice President and Chief Financial Officer

Date:	June 4, 2018

MELISSA PAYNER-GREGOR

/s/ Melissa Payner-Gregor

Date:	June 1, 2018